Exhibit 10.15

Executive Retention Form

FY 2020

RESTRICTED STOCK UNIT AGREEMENT

under the

Hexcel Corporation 2013 Incentive Stock Plan

This Restricted Stock Unit Agreement (the “Agreement”), is entered into as of the Grant Date, by and between Hexcel Corporation, a Delaware corporation (the “Company”), and the Grantee.

The Company maintains the Hexcel Corporation 2013 Incentive Stock Plan (the “Plan”).  The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted Restricted Stock Units (“RSUs”) upon the terms and subject to the conditions hereinafter contained.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.Notice of Grant; Acceptance of Agreement.  Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Company hereby grants to the Grantee the number of RSUs indicated on the Notice of Grant attached hereto as Annex A, which Notice of Grant is incorporated by reference herein.  Grantee will be deemed to accept the terms and conditions of this Agreement by clicking the “Accept” button on the Award Acceptance screen with regard to the RSUs.   By accepting the Agreement, the Grantee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all the decisions and determinations of the Committee shall be final and binding.

2.Incorporation of Plan.  The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time. The RSUs granted herein constitute an Award within the meaning of the Plan and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

3.Terms of Restricted Stock Units.  The grant of RSUs provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a)Each RSU (collectively “Restricted Units”) shall convert into one share of the Company’s common stock, $.01 par value per share (the “Common Stock”).  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of the Common Stock in respect of the RSUs until such RSUs have vested and converted into shares of Common Stock (hereinafter “RSU Shares”).

(b)Should any dividends be declared and paid with respect to the shares of Common Stock during the period between (a) the Grant Date and (b) the applicable Vesting Date (as defined below) (i.e., shares of Common Stock issuable under the Restricted Units are not issued and outstanding for purposes of entitlement to the dividend), the Company shall credit to a dividend equivalent bookkeeping account (the “Dividend Equivalent Account”) the value of the dividends that would have been paid if the outstanding Restricted Units at the time of the declaration of the dividend were outstanding shares of Common Stock.  At the same time that the corresponding Restricted Units are converted to shares of Common Stock and distributed to the Grantee as set forth in Section 4, the Company shall pay to the Grantee a lump sum cash payment equal to the value of the dividends credited to the Grantee’s Dividend Equivalent Account that correspond to such Restricted Units; provided, however, that any dividends that were credited to the Grantee’s Dividend Equivalent Account that are attributable to Restricted Units that have been forfeited as provided in this Agreement shall be forfeited and not payable to the Grantee.  No interest shall accrue on any dividend equivalents credited to the Grantee’s Dividend Equivalent Account.

(c)The Restricted Units therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer Restricted Units in contravention of this Section is void ab initio. Restricted Units shall not be subject to execution, attachment or other process.

(d)Forfeiture of Restricted Units and RSU Shares on Certain Conditions. Grantee hereby acknowledges that the Hexcel Group (as defined in the last Section hereof) has given or will give Grantee access to certain confidential, proprietary or trade secret information, which the Hexcel Group considers extremely valuable and which provides the Hexcel Group with a competitive advantage in the markets in which the Hexcel Group develops or sells its products.  The Grantee further acknowledges that the use of such information by Grantee other than in furtherance of Grantee’s job responsibilities with the Hexcel Group would be extremely detrimental to the Hexcel Group and would cause immediate and irreparable harm to the Hexcel Group.  In exchange for access to such confidential, proprietary or trade secret information, Grantee hereby agrees as follows:

(i)Notwithstanding anything to the contrary contained in this Agreement, should the Grantee breach the “Protective Condition” (as defined in Section 3(d)(ii)), then (A) any Restricted Units, to the extent not previously converted into RSU Shares and distributed to the Grantee, shall immediately be forfeited upon such breach, (B) the Grantee shall immediately deliver to the Company the number of RSU Shares previously distributed to the Grantee during the 180-day period prior to the termination of the Grantee’s employment with any member of the Hexcel Group and (C) if any RSU Shares were sold during the 180-day period immediately prior to such termination of employment in an arms’ length transaction or disposed of in any other manner, the Grantee shall immediately deliver to the Company all proceeds of such arms’ length sales and if disposed of otherwise than in arms’ length sale, the Fair Market Value of such RSU Shares determined at the time of disposition.  The RSU Shares and proceeds to be delivered under clauses (B) and (C) may be reduced to reflect the Grantee’s liability for taxes payable on such RSU Shares and/or proceeds.

(ii)“Protective Condition” shall mean that (A) the Grantee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with any member of the Hexcel Group signed by the Grantee, or otherwise imposed on Grantee by applicable law, and (B) during the time Grantee is employed by any member of the Hexcel Group and for a period of one year following the termination of the Grantee’s employment with any member of the Hexcel Group, the Grantee does not (1) engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Hexcel Group anywhere in the world; provided, however, that the Grantee may be employed by a competitor of the Hexcel Group within such one year period so long as the duties and responsibilities of Grantee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Grantee for any member of the Hexcel Group in a business segment of the new employer which competes with the business segment(s) with which the Grantee worked or had supervisory authority over while employed by any member of the Hexcel Group during the twelve (12) months immediately preceding the date on which the Grantee’s employment terminates, (2) employ or attempt to employ, solicit or attempt to solicit, or negotiate or arrange the employment or engagement with Grantee or any other Person, of any Person who was at the date of termination of the Grantee’s employment, or within twelve (12) months prior to that date had been, a member of the senior management of any member of the Hexcel Group with whom the Grantee worked closely or was an employee with whom the Grantee worked closely or had supervisory authority over during the twelve months immediately preceding the date on which the Grantee’s employment terminates or (3) disparage any member of the Hexcel Group, any of its respective current or former directors, officers or employees or any of its respective products (notwithstanding the foregoing, to the extent Grantee is a California based employee, then foregoing clauses (1) and (2) shall not apply).

(iii)In the event Section 3(d)(i) or Section 3(d)(ii) is unenforceable in the jurisdiction in which the Grantee is employed on the date hereof, such section nevertheless shall be enforceable to the full extent permitted by the laws of any jurisdiction in which the Company shall have the ability to seek remedies against the Grantee arising from any activity prohibited by this Section 3(d).

(iv)Notwithstanding any other provision in the Plan or this Agreement to the contrary, whenever the Company may be entitled or required by law, Company policy, including, without limitation, any applicable clawback, recoupment or other policies of the Company relating to the RSU Shares, or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation received by the Grantee pursuant to the Plan, including recovery of shares distributed or the proceeds of shares sold or transferred, the Grantee shall accept such forfeiture and comply with any Company request or demand for recoupment of compensation received.

4.Vesting and Conversion of Restricted Units.  Subject to Section 5, the Restricted Units shall vest and be converted into an equivalent number of RSU Shares that will be distributed to the Grantee at the rate of 50% of the Restricted Units on the third anniversary of the Grant Date and 33-1/3% of the remaining 50% of the Restricted Units (i.e., 1/3 of 50%) on each of the fourth, fifth, and sixth anniversaries of the Grant Date (each such date a “Vesting Date”).  RSU Shares will be distributed to the Grantee within 30 days following the applicable Vesting Date. The vesting of the Restricted Units is cumulative, but shall not exceed 100% of the RSU Shares subject to the Restricted Units.  If the foregoing schedule would produce fractional RSU Shares on a Vesting Date, the number of RSU Shares for which the Restricted Units become vested on such Vesting Date shall be rounded down to the nearest whole RSU Share, with the portion that did not become vested as provided above, because of the rounding down, shall become vested on the sixth anniversary of the Grant Date so that the entire portion of the Restricted Units is vested on the sixth anniversary of the Grant Date, provided that the Grantee has not had a termination of employment prior to such date, except as provided in Section 5 below.

5.Termination of Employment; Change of Control.

(a)For purposes of the grant hereunder, any transfer of employment by the Grantee within the Hexcel Group or any other change in employment that does not constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision), shall not be considered a termination of employment by the applicable member of the Hexcel Group.  Any change in employment that does constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall be considered a termination of employment.

(b)Subject to Section 5(d), if the Grantee’s employment with a member of the Hexcel Group terminates due to death, all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee’s personal representative within 30 days of the date of such termination.  If the Grantee’s employment with a member of the Hexcel Group terminates due to involuntary separation other than (x) for Cause or (y) death, all Restricted Units shall continue to vest (and be converted into an equivalent number of RSU Shares that will be distributed to the Grantee) in accordance with Section 4 above on the applicable Vesting Date. If, following Grantee’s involuntary separation other than for Cause or termination by the Hexcel Group following the Grantee’s Disability, (i) the Grantee dies prior to the earlier of (A) the sixth anniversary of the Grant Date or (B) a Change in Control (as defined in the last Section hereof), then all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee’s personal representative within 30 days of the date of such death or (ii) a Change in Control occurs prior to the sixth anniversary of the Grant Date, then on the closing of the Change in Control all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee within 30 days of the closing of the Change in Control.

(c)If the Grantee’s employment with a member of the Hexcel Group terminates for any reason other than due to death, involuntary separation other than for Cause or, as provided in Section 5(d) below, resignation by the Grantee for Good Reason (as defined in the last Section hereof) within the two year period following a Change in Control, the Grantee shall forfeit all unvested Restricted Units.

(d)Notwithstanding any other provision contained herein or in the Plan, in the event Grantee’s employment with a member of the Hexcel Group is terminated without Cause or the Grantee resigns for Good Reason, in either case, within two years following a Change in Control, then all Restricted Units shall immediately vest and the vested Restricted Units shall be converted into RSU Shares and be distributed to the Grantee within 30 days of the Grantee’s employment termination date, subject to Section 9(e) below.

Notwithstanding anything herein to the contrary, the provisions of the Plan applicable to an event described in Article X(d) of the Plan, which would include a Change in Control, shall apply to the Restricted Units and, in such event, the Committee may take such actions as it deemed appropriate pursuant to the Plan, consistent with the requirements of the Applicable Regulations (as defined below).

6.Issuance of Shares.  Any RSU Shares to be issued to the Grantee under this Agreement may be issued in either certificated form, or in uncertificated form (via the Direct Registration System or otherwise).

7.Taxes.  Upon the conversion into RSU Shares of some or all of the Restricted Units, absent a notification by the Grantee to the Company which is received by the Company at least three business days prior to the date of such conversion to the effect that the Grantee will pay to the Company or its Subsidiary by check or wire transfer any taxes (“Withholding Taxes”) the Company reasonably determines it or its Subsidiary is required to withhold under applicable tax laws with respect to the Restricted Units which are the subject of such conversion, the Company will reduce the number of RSU Shares to be distributed to the Grantee in connection with such conversion by a number of RSU Shares the Fair Market Value on the date of such conversion of which is equal to the total amount of Withholding Taxes; provided, however, that, even in the absence of such notification from the Grantee, the Committee shall retain the discretion at all times to require the Grantee to pay to the Company or its Subsidiary by check or wire transfer the Withholding Taxes.  In the event the Grantee elects to pay to the Company or its Subsidiary the Withholding Taxes with respect to the conversion of some or all of the Restricted Units by check or wire transfer, the Company's obligation to deliver RSU Shares shall be subject to the payment in available funds by the Grantee of all Withholding Taxes with respect to the Restricted Units which are the subject of such conversion.  The Company or its Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state, local or other taxes required to be withheld with respect to such payment.

8.No Guarantee of Employment.  Nothing set forth herein or in the Plan shall confer upon the Grantee any right of continued employment for any period by the Hexcel Group, or shall interfere in any way with the right of the Hexcel Group to terminate such employment.

9.Section 409A.

(a)It is intended that this Agreement comply in all respects with the requirements of Section 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated in this Agreement by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c)In the event that the RSU Shares issuable or amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest.  Although the Company intends to administer the Plan and this Agreement to prevent adverse taxation under the Applicable Regulations, the Company does not represent nor warrant that the Plan or this Agreement complies with any provision of federal, state, local or other tax law.

(d)Except as otherwise specifically provided herein, the time for distribution of the RSU Shares as provided in Sections 4, 5(b) and 5(d) shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with or permitted under the Applicable Regulations.

(e)Notwithstanding any term or provision of this Agreement to the contrary, if the Grantee is a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of his or her termination of employment, then any RSU Shares issuable or amounts payable to the Grantee under this Agreement on account of his or her termination of employment shall be issued or paid to the Grantee upon the later of (i) the date such RSU Shares or amounts would otherwise be issuable or payable to the Grantee under this Agreement without regard to this Section 9(e) and (ii) the date which is six months following the date of the Grantee’s termination of employment.  The preceding sentence shall not apply in the event Grantee’s termination of employment is due to his or her death.  If the Grantee should terminate employment for a reason other than his or her death but subsequently die during the six-month period described in subclause (ii) of the first sentence above, such six-month period shall be deemed to end on the date of the Grantee’s death.

10.Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, Attention:  Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

11.Failure to Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.Governing Law/Jurisdiction/Resolution of Disputes.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, USA, without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before three arbitrators constituting an Employment Dispute Tribunal, to be held in the state of Connecticut, USA in accordance with the commercial rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law.  Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

13. Miscellaneous.  This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. This Agreement inures to the benefit of, and is binding upon, the Company and its successors-in-interest and its assigns, and the Grantee, the Grantee’s heirs, executors, administrators and legal representatives. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

14.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.Definitions.  For purposes of this Agreement:

(a)“Cause” shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(b)“Change in Control” shall have the meaning ascribed to such term in the Executive Severance Agreement, as in effect on the date hereof;

(c) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(d)“Executive Severance Agreement” shall mean the Executive Severance Agreement between the Company and the Grantee, as amended from time to time;

(e)“Hexcel Group” shall mean the Company and its Subsidiaries;

(f) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision); and

(g)“Subsidiary” shall mean any “subsidiary” of the Company within the meaning of Rule 405 under the Securities Act.

Annex A

NOTICE OF GRANT

RESTRICTED STOCK UNIT AGREEMENT

HEXCEL CORPORATION 2013 INCENTIVE STOCK PLAN

The following employee of Hexcel Corporation, a Delaware corporation, or a Subsidiary, has been granted Restricted Stock Units in accordance with the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Restricted Stock Unit Agreement.

Grantee
Grant Date
Aggregate Number of RSUs Granted

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached and execute this Notice of Grant and Restricted Stock Unit Agreement as of the Grant Date.

HEXCEL CORPORATION
Grantee

By:

Gail E. Lehman
Executive Vice President